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Exhibit 10.10

SUPPLEMENTAL RETIREMENT INCOME AGREEMENT

        THIS AGREEMENT is made by and between Provident Bank of Maryland, a Maryland corporation ("Provident") and Gary N. Geisel ("Executive").

R E C I T A L S

        A.    This Agreement's purpose is to provide certain supplemental retirement and death benefits to Executive and his surviving spouse in consideration of his services to Provident.

        B.    This Agreement has been approved on Provident's behalf by resolution of the Compensation Committee of Provident's Board of Directors.

        NOW, THEREFORE, Provident and Executive agree as follows:

        1.    Retirement Income:    Beginning at Executive's Termination Date, Provident shall pay to Executive a monthly benefit (the "Supplemental Benefit") for Executive's life equal to 70% of Executive's Final Salary, reduced by both his Social Security Benefit and his highest monthly age 65 benefit accrued under the Provident Pension Plan.

          At the end of the fifth year after Executive incurs a disability (as described in the Provident Pension Plan), his employment will be terminated and he will receive benefits under this Agreement.

          Each monthly Supplemental Benefit payment (whether payable before or after his Normal Retirement Date) is to be reduced by 3% for each full year (with proportionate reduction for any partial year) by which Executive's Termination Date precedes his Normal Retirement Date.

          Executive may make an irrevocable election, on a form provided by Provident, to receive a lump sum benefit equal to the actuarial present value (as described in the Provident Pension Plan) of benefits due under this Agreement if such benefits become due following a "Change in Control."

        2.    Spouse's Death Benefit:    If Executive dies after his 45th birthday and before he has received 180 monthly Supplemental Benefit payments, Provident shall pay to his surviving spouse a monthly Spouse's Benefit beginning at Executive's death and continuing until the earlier of the surviving spouse's death or until the combined number of monthly payments under this Agreement received by Executive and his spouse equals 180. Each monthly Spouse's Benefit payment shall equal the Supplemental Benefit payment that Executive would have received if he were still living at the date the spouse's payment is to be made and, if Executive dies without having received any Supplemental Benefits, determined as if his Supplemental Benefits began on the date of his death.

        3.    Funding:    Provident's obligations under this Agreement shall not be secured in any manner. No asset of Provident shall be physically or legally segregated for the benefit of Executive or his spouse, and the eventual payment of the payments described in this Agreement to Executive, his spouse or any other person shall not be secured to him or them by the issuance of any negotiable instrument or other evidence of indebtedness of Provident. Neither Executive, his spouse, nor any other person shall be deemed to have any property interest, legal or equitable, in any specific asset of Provident, and, to the extent that any person acquires any right to receive payments under this Agreement, that right shall be no greater than, nor shall it have any preference or priority over, the rights of any unsecured general creditor of Provident.

        4.    Assignment:    No payments, benefits or rights under this Agreement shall be subject in any manner to anticipation, sale, transfer, assignment, mortgage, pledge, encumbrance, charge or alienation by Executive, his spouse or any other person who could or might possibly receive payments under this Agreement. In the event of any attempted assignment, alienation, encumbrance or transfer, Provident shall have no further liability under this Agreement. If benefits due under this plan are wrongfully denied following a Change of Control, Provident or its successor shall pay to Executive or his beneficiary an amount equal to the court costs and Executive's reasonable attorney's fees expended to recover such benefits.

        5.    Amendment and Termination:    This Agreement may be amended or terminated at any time and in any respect by the written agreement of Provident and Executive. Provident's Board of Directors may amend or terminate this Agreement at any time without Executive's consent by advance written notice delivered to Executive, provided that the Board of Directors may not unilaterally: (i) reduce or modify Executive's accrued benefit, determined as of the date written notice of the amendment or termination is received by Executive or (ii) amend or terminate this Agreement in any respect after a Change in Control has occurred. Executive's accrued benefit as of any date is the vested Supplemental Benefit (and spouse's death benefit) that he and his spouse would receive under this Agreement if that date were his Termination Date (but the Supplemental Benefit payments are to be deferred until his actual Termination Date occurs, without actuarial increase).

        6.    Vesting and Forfeiture for Cause:    Upon Executive's Termination Date, Executive's benefits under this Agreement (including any benefits payable to his spouse) shall be fully vested unless his employment by Provident is terminated by Provident for Cause. If Executive is terminated for Cause, all benefits under this Agreement shall be forfeited. Termination of Executive's employment by Provident for "Cause" means termination upon:

          (i)    the willful and continued failure by Executive to substantially perform his duties with Provident (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by Provident's Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that Executive has not substantially performed his duties, or

          (ii)  the willful engaging by Executive in conduct that is demonstrably and materially injurious to Provident, monetarily or otherwise.

        7.    Other Retirement Benefits:    This Agreement supersedes any other plan or agreement adopted prior to this Agreement that provides retirement benefits to Executive, except (i) any retirement or other deferred compensation plan intended to qualify under Section 401 of the Internal Revenue Code of 1986, (ii) any plan or agreement that expressly provides that its benefits are not to be superseded by this Agreement and (iii) any nonqualified plan or agreement to which Executive has made contributions directly or by salary reduction.

        8.    Construction:    This Agreement shall be construed according to the laws of Maryland, except where superseded by Federal law. Use of the masculine gender includes the feminine gender, use of the singular case includes the plural, and vice versa. The invalidity of any portion of this Agreement shall not invalidate the remainder of the Agreement, which shall continue in full force and effect. The Supplemental Benefits and the Spouse's Benefits are to be payable in the same manner as salary payments are made by Provident to its executives. All payments are subject to applicable withholding and other taxes required by law.

        9.    Successors:    This Agreement shall be binding upon Executive and Provident and their successors, assigns, heirs, executors and beneficiaries.

        10.    Definitions:    When used in this Agreement, the following terms have the meanings indicated below, unless a different meaning is clearly indicated by the context:

        "Change in Control" for purposes of this Plan, a "Change of Control" of Provident or Parent shall mean an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of Provident or Parent within the meaning of the Change in Bank Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation ("FDIC") at 12 C.F.R. §303.4(a) with respect to Provident, and the Board of Governors of the Federal Reserve System ("FRB") at 12 C.F.R. §225.41(b) with respect to Parent, as in effect on the date hereof; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Provident or Parent representing 10% or more of Provident's or Parent's outstanding securities except for any securities of Provident purchased by Parent or any securities of Provident or Parent purchased by any employee benefit plan of Provident or Parent, or (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least 75% of the directors comprising the Incumbent Board, or whose nomination for election by Parent's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B) considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of Provident or Parent or similar transaction occurs in which Provident or Parent is not the resulting entity, or (D) a solicitation of stockholders of Parent, by someone other than the current management of Parent, seeking stockholder approval of a plan of reorganization, merger or consolidation of Provident or Parent with one or more corporations, a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by Provident or Parent, or (E) a tender offer is made for 20% or more of the voting securities of Provident or Parent then outstanding.

        "Parent" means Provident Bankshares, Inc.

        "Final Salary" means the monthly equivalent of Executive's highest rate of base annual salary earned by him from Provident, before salary reductions elected by Executive.

        "Normal Retirement Date" means Executive's 65th birthday.

        "Social Security Benefit" means the monthly equivalent of the estimated primary insurance amount (PIA) which Executive is or will be entitled to receive as a Social Security benefit beginning at his Normal Retirement Date, based on the Social Security Act and benefit levels in effect on the earlier of his Normal Retirement Date or his Termination Date and assuming he earned no wages subject to Social Security after the earlier of his Normal Retirement Date or his Termination Date.

        "Termination Date" means the date that Executive's employment by Provident terminates for any reason.

        IN WITNESS WHEREOF, Executive and Provident have entered into this Agreement, effective as of this 1st day of May, 2001.

ATTEST	PROVIDENT BANK OF MARYLAND
/s/ Robert L. Davis	By:	/s/ Peter M. Martin
Secretary	Its	Chairman & Chief Executive Officer

WITNESS:	EXECUTIVE

/s/ Robert L. Davis	/s/ Gary N. Geisel
Gary N. Geisel

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  Exhibit 10.10
SUPPLEMENTAL RETIREMENT INCOME AGREEMENT
R E C I T A L S